John E. Lux, Esq.

Attorney at Law

1629 K Street, Suite 300

Washington, DC 20006

(202) 780-1000

Admitted in Maryland and the District of Columbia

February 6, 2018

Board of Directors

BitFrontier Capital Holdings, Inc.

1320 Central Park Blvd, Suite 200

Fredericksburg, Virginia 22401

Ladies and Gentlemen:

I have acted, at your request, as special counsel to BitFrontier Capital Holdings, Inc., a Wyoming corporation, (“BitFrontier Capital Holdings, Inc.”) for the purpose of rendering an opinion as to the legality of 2,000,000,000 shares of BitFrontier Capital Holdings, Inc.’ common stock, par value $0.00001 per share, (“Shares”) to be offered and distributed by BitFrontier Capital Holdings, Inc. pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by BitFrontier Capital Holdings, Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

 For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of BitFrontier Capital Holdings, Inc. and all amendments thereto, the By-Laws of BitFrontier Capital Holdings, Inc., selected proceedings of the board of directors of BitFrontier Capital Holdings, Inc. authorizing the issuance of the Shares, certificates of officers of BitFrontier Capital Holdings, Inc. and of public officials, and such other documents of BitFrontier Capital Holdings, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of BitFrontier Capital Holdings, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by BitFrontier Capital Holdings, Inc. against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

 I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Wyoming corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

 I hereby consent to the filing of this opinion an Exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

John E. Lux